ADVANCED EMISSIONS SOLUTIONS, INC.
EMPLOYMENT AGREEMENT
THIS AGREEMENT made and entered into as of July 17, 2023, by and between Advanced Emissions Solutions, Inc., a Delaware corporation, whose principal offices are located at 8051 E. Maplewood, Suite 210, Greenwood Village, CO 80111 (the “Company”), and Robert E. Rasmus (“Executive”) whose address is .
RECITALS:
WHEREAS, the Company has made Executive an offer of employment; and
WHEREAS, Executive desires to accept the offer; and
WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms and conditions of the employment.
NOW, THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.Definitions. Capitalized terms are used herein with the meanings as specified in Sections 6 and 14(a) hereof.
2.Employment. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth herein, such employment to commence on or about July 17, 2023 (the “Start Date”). Executive’s employment with the Company is for an indefinite term, subject to termination as provided for in Section 13.
3.Position, Duties and Authority. During the term of this Agreement, Executive shall be employed as Chief Executive Officer and shall report to the board of directors (the “Board”) of the Company. Effective as of the Start Date, Executive shall also be appointed as a member of the Board. This is a full-time, salaried, exempt position. In reliance upon the promises made by Executive in this Agreement, the Company will provide Executive with access to Confidential Subject Matter (including trade secrets) related to Executive’s position and/or the opportunity to develop relationships with the Company’s employees, agents, and customers for the purpose of developing goodwill for the Company. Executive agrees that Executive’s receipt of the foregoing would give Executive an unfair competitive advantage if Executive’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement. Further, Executive stipulates that the non-compete restriction in Section 14(b) and the customer non-solicit in Section 14(c) are reasonable and necessary for the protection of trade secrets within the meaning Colorado Revised Statues § 8-2-113.
4.Obligations of Executive. Executive hereby agrees that Executive will devote a minimum of 40 hours per week to the fulfillment of Executive’s obligations hereunder.
5.Compensation and Benefits. In consideration of Executive’s agreement to be employed by the Company and as reasonable compensation for services to be rendered hereunder, the Company agrees as follows:
(a)Benefits. Executive shall be entitled to the standard benefits and perquisites from time to time available to full-time employees of the Company as outlined in the Employee Handbook.
(b)Compensation.
(i) Base Salary. The Company shall pay Executive on the Company’s normal payroll schedule, as in effect from time to time, at a rate that equates to an annual salary of fifty thousand dollars ($50,000).
(ii) Annual Bonus. Executive shall be eligible for an annual bonus, with a target bonus equal to 100% of Executive’s base salary for the year, a maximum payout of 200% of Executive’s base salary, based on Company performance relative to targets, all as established and evaluated by the Compensation Committee of the Board.

(iii) Long Term Incentive Compensation. Executive shall be eligible to receive long-term incentive compensation, with a target award each year equal to 75% of Executive’s base salary for the year, subject to the terms and conditions of the applicable award agreement as determined by the Board or the Compensation Committee of the Board.
(iv) Inducement Equity. As a material inducement to entering into this Agreement, the Executive shall have the rights to purchase equity in the Company and to receive grants of equity and equity-based awards on the terms and conditions set forth in the Inducement Equity Schedule attached hereto as Exhibit A.
(v) Sign-On Bonus. Within ninety (90) days following the Start Date, the Company shall make a lump sum payment to Executive of one hundred and twenty-five thousand dollars ($125,000), which is intended to help offset Executive’s travel, temporary housing, car rentals, meals and other incidental expenses incurred in connection with commencing his employment with the Company (the “Sign-on Bonus”). In the Event Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason (each as defined below), in either case within twelve (12) months following the Start Date, Executive shall repay the gross amount of the Sign-on Bonus to the Company. For the avoidance of doubt, a termination of Executive’s employment on account of death or Disability (as defined below) shall not trigger the repayment obligation set forth in the preceding sentence. The Company shall provide a fixed office for Executive in the Denver, Colorado area and reimburse Executive for travel expenses for necessary business travel, consistent with the Company’s expense reimbursement policy in effect from time to time. The Company acknowledges that the Executive has not committed to permanently relocate his primary residence.
6.Definitions.
(a)“affiliate” shall mean any entity directly or indirectly controlled by, under common control with or otherwise a joint venture partner of or joint venture entity of the Company.
(b)“Cause” shall mean Executive’s (i) continued failure substantially to perform the material duties of Executive’s office (other than as a result of total or partial incapacity due to physical or mental illness); (ii) fraud, embezzlement or theft by Executive of the property of the Company or any of its affiliates; (iii) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony under the laws of the United States or any state or comparable crime under the laws of a foreign jurisdiction; (iv) Executive’s gross negligence or willful misconduct in the performance of his duties to the Company or any of its affiliates; (v) a material breach by Executive of any material agreement between Executive and the Company or any of its affiliates; or (vi) Executive’s material violation of any material written policy or code of conduct of the Company; , provided that, if such conduct is capable of cure, in the case of clauses (i), (v), or (vi), Executive shall have 10 business days following reasonably detailed written notice from the Board of such conduct or circumstances to cure the same to the reasonable satisfaction of the Board, and if uncured following such 10-business day period, such conduct or circumstances shall constitute “Cause” for purposes hereof.
(c)“Confidential Subject Matter” shall mean all Inventions, Copyright Works, data, specifications, know-how, lists, printed materials, technical information, cost/pricing/marketing information and other subject matter, including trade secrets, that is not available to the general public in a substantially identical form without restriction.
(d)“Copyright Works” shall mean all literary works, graphic works, pictorial works and other creative works for which copyright protection may be obtained, including without limitation proposals and computer software documentation.
(e)“Disability” shall mean Executive’s physical or mental incapacitation such that prevents Executive from performing Executive’s duties, with or without a reasonable accommodation, for a period of six consecutive months or where such condition is likely to result in Executive’s death. Any question as to the existence of Executive’s physical or mental incapacitation that is subject to dispute shall be determined in writing by a qualified independent physician mutually acceptable to the Company and Executive.

(f)“Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (i) any reduction of Executive’s base salary or target annual bonus, (ii) a material breach by the Company or any affiliate of the Company of its obligations under this Agreement or any other material agreement with Executive, (iii) any requirement by the Company that Executive relocate his primary residence, or (iv) a material diminution of Executive’s title, authority or responsibilities as Chief Executive Officer or Executive’s failing to report directly to the Board; provided, however, that in order for any such event or occurrence to constitute “Good Reason” hereunder (1) Executive must provide the Board with reasonably detailed written notice of such event or occurrence within 30 days of the initial occurrence thereof, (2) the Company shall have 15 days following receipt of such notice to cure the same, and (3) if uncured following such 15-day period, such conduct or circumstances shall constitute “Good Reason” for purposes hereof.
(g)“Invention” shall mean any idea, discovery, article, process, formulation, composition, combination, design, modification or improvement, whether or not patentable.
7.Disclosure/Ownership of Invention and Confidential Subject Matter.
(a)Prior to Employment. Executive agrees that Exhibit B provides adequate description and disclosure of Inventions and Confidential Information considered owned by Executive or third party with whom Executive is contractually bound prior to becoming employed by the Company. Throughout the term of this agreement and following its termination, even in the case of breach of contract by either party, the items identified in Exhibit B are considered the property of Executive (“Employee Intellectual Property”) or of a third-party (“Third Party Intellectual Property”). Although Exhibit B may not be all inclusive of all intellectual property owned by Executive or third parties, any ownership rights Executive wishes to defend must be itemized in Exhibit B. Executive may amend Exhibit B at any time as long as the claim can be supported with documentation demonstrating the rightful ownership of Executive or third party.
(b)During Employment. Executive agrees that during the term of Executive’s employment with Company, Executive will immediately disclose in writing to Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Executive alone and/or jointly with others, and (ii) relates to the actual or anticipated business of the Company and/or relates to the actual or anticipated research or development activities of the Company and/or is otherwise suggested by or results from any activity performed on behalf of the Company. Executive acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all such Inventions and Confidential Subject Matter disclosed and to be disclosed by Executive to Company pursuant to the preceding sentence and during the term of Executive’s employment with Company will be the sole and exclusive property of the Company.
(c)Post-Employment. Executive further agrees that, during the two (2) year period following any termination of Executive’s employment with the Company, Executive will immediately disclose in writing to the Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Executive alone and/or jointly with others, and (ii) is based upon or otherwise derived from any Inventions and/or Confidential Subject Matter of the Company. Executive acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all such Inventions and Confidential Subject Matter to be disclosed by Executive to Company pursuant to the preceding sentence during the two (2) year period following the termination of Executive’s employment with Company will become the sole and exclusive property of the Company.
8.Assignment of Inventions and Confidential Subject Matter, Documentation and Commercialization.
(a)Assignment. Executive hereby assigns to Company the Executive’s entire right, title and interest in and to all Inventions and Confidential Subject Matter disclosed and to be disclosed by Executive to Company pursuant to Sections 7 (a) and (b).
(b)Documentation. Executive agrees to execute, cooperate in the preparation of and deliver to the Company, both during the term of Executive’s employment with the Company and thereafter, any and all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the full right, title and interest to all Inventions and Confidential Subject Matter disclosed and to be disclosed by Executive to Company, including without limitation, the execution and delivery of patent assignments and, at Company’s legal expense, the preparation of patent applications.

(c)Commercialization. Executive acknowledges and agrees that with respect to all Inventions and Confidential Subject Matter transferred by Executive to Company, Company is not obligated to commercialize the same, and that if Executive desires to independently commercialize any of said inventions and/or Confidential Subject Matter, Executive must request and obtain a written license from Company beforehand, which license request may be declined by Company in its sole discretion.
9.Copyright Works. Executive agrees that all Copyright Works and contributions to Copyright Works prepared by Executive within the scope of Executive’s employment with the Company will be deemed “works for hire” and will be owned by the Company, and Executive agrees to execute all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the Company’s rights in such Copyright Works and contributions. Executive further agrees that unless expressly authorized by the Company in writing, Executive will not independently prepare or otherwise distribute or publish any Copyright Work that embodies any Confidential Subject Matter owned by the Company or held in Confidence by the Company for any third party, including without limitation, all Confidential Subject Matter disclosed and to be disclosed by Executive to the Company.
10.Written Records. Executive agrees that to the extent reasonably possible, Executive will maintain written records of all Inventions and Confidential Subject Matter conceived or generated by Executive in the course of and with respect to Executive’s performance of services for the Company, which records will be the exclusive property of the Company and will be available to the Company at all times.
11.Restrictive Obligations Relating to Confidential Subject Matter.
(a)Obligations to Company. Executive agrees to maintain in strict confidence, and agrees not to use, disclose, reproduce or publish, except to the extent necessary in the course of the Executive’s performance of services for the Company, as required by court order or applicable legal or regulatory requirements, or as otherwise authorized by Company, any Confidential Subject Matter owned by the Company or held in confidence by the Company for any third party, including without limitation, all Confidential Subject Matter disclosed and to be disclosed by Executive to the Company.
(b)Prior Obligations to Third-Parties. Executive agrees that, in the course of Executive’s employment with the Company, Executive will not use or disclose any third party’s Confidential Subject Matter with respect to which Executive, prior to Executive’s initiation of employment with the Company, assumed obligations restricting such use or disclosure
(c)Limitation. Nothing in this Agreement prohibits disclosure of information that arises from Executive’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Executive otherwise has a right to disclose as legally protected conduct.
12.Conflicting Obligations.
(a)Prior Obligations. Executive acknowledges and agrees that Executive is under no obligations to any third party which conflict or may conflict, in any way, with any of the Executive’s obligations hereunder.
(b)Assumption of Obligations. Executive agrees that, during the term of Executive’s employment with the Company, Executive will not assume any obligations to any third- party that would conflict with any of Executive’s obligation hereunder. Executive further agrees that, during the term of Executive’s employment with the Company, Executive will not compete, and will not provide services to others who compete with the Company in the research, development, production, marketing or servicing of any product, process or service with respect to which the Company is involved.
(c)Confidentiality Obligations to Former Employers. Executive affirms that Executive did not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with Executive from Executive’s former employer to the Company. Executive further affirms that Executive will not use or disclose proprietary information, materials, or documents belonging to any former employer in the course of Executive’s job duties for the Company.

13.Termination of Employment.
(a)At-Will Employment. As an “at-will” employee, either Executive or the Company may terminate the employment relationship at any time and for any or no cause.
(b)Payments to Executive Following Termination of Employment.
(i) In the event Executive’s employment terminates for any reason, the Company shall pay to Executive all amounts legally required to be paid to Executive (the “Accrued Compensation”) at a time and in a manner that is compliant with applicable state law.
(ii) In the event Executive’s employment is terminated by the Company other than for Cause or in the event Executive resigns his employment with the Company for Good Reason, the Company shall pay to Executive as severance (the “Severance Pay”) an amount equal to Executive’s annual base salary as in effect at the time of such termination of employment plus an amount equal to Executive’s annual bonus for the year of termination, determined at target.
(iii) Payment of the Severance Pay shall be contingent on Executive executing and not thereafter revoking a release of claims Executive may otherwise have against the Company, its affiliates or its officers, in substantially the form attached hereto as Exhibit C as updated to reflect changes in law (the “Release”). Payment of the Severance Pay shall be made as a lump sum payable as soon as practicable following the date the Release becomes irrevocable by its terms, but in no event later than March 15 of the calendar year following the calendar year in which such termination of employment occurs (and if the maximum period for execution and revocation of the Release spans two calendar years, payment shall be made in the later taxable year).
(iv) For purposes of clarity and avoidance of doubt, the Severance Pay shall not be payable in the event Executive’s employment terminates by reason of Executive’s death or Disability.
(c)Continuing Obligations. Executive’s obligations under Sections 8 through 11 and Section 14 of this Agreement will continue after any termination of Executive’s employment with the Company.
(d)Submission of Materials. Upon any termination of Executive’s employment with Company, Executive will submit to the Company all materials within Executive’s possession that constitute or include Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party.
(e)Exit Interview. Upon termination of Executive’s employment with the Company, Executive will attend an exit interview with an appropriate representative of the Company to review the continuing obligations of Executive hereunder.
14.Restrictive Covenants.
(a)Definitions.
(i) “Competing Business” means any person or entity that engages in (or is planning to engage in) the development, manufacturing, marketing or sale of a Competing Product or Service.
(ii) “Competing Product or Service” means any non-Company product or service that is the same as or similar to a product or service provided by the Company (or that otherwise competes with a product or service provided by the Company) with which Executive had involvement or about which Executive received Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party during the last two years of Executive’s employment with the Company (or such shorter time as Executive was employed) (the “Look Back Period”).
(iii) “Customer” means any customer or prospective customer of the Company about whom Executive received trade secrets during Executive’s employment with the Company.
(iv) “Restricted Area” means (i) those states and counties in which Executive participated in the Company’s business or about which Executive was provided access to Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party during the Look Back Period; and, (ii) the state of Colorado.

(v) “Restricted Employee” means any employee of the Company with whom Executive worked, whom Executive supervised, or about whom Executive acquired Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party.
(vi) “Restricted Period” shall include: (A) the period of Executive’s employment with the Company; and (B) the two-year period after Executive’s employment with the Company ends, regardless of the reason it ends.
(vii) “Solicit” means to interact with someone in an effort to cause or encourage the person or entity to do something, regardless of which party first initiates contact.
(b)Non-Compete. To protect the Company’s trade secrets, Executive agrees that during the Restricted Period, Executive will not (directly or by assisting or directing others), within the Restricted Area: (i) provide services for the benefit of a Competing Business that are the same or similar in function or purpose to those Executive provided to the Company during the Look Back Period; or (ii) take on any other responsibilities for a Competing Business that would involve the likely or probable use or disclosure of trade secrets to the benefit of the Competing Business or detriment of the Company.
(c)Customer Non-Solicit. To protect the Company’s trade secrets, Executive agrees that during the Restricted Period, Executive will not (directly or by assisting or directing others): (i) solicit, or attempt to solicit, a Customer for the purpose of doing any business that would compete with the Company’s business; or (ii) induce the Customer to, or knowingly engage in any other conduct that is intended to cause the Customer to, cease or reduce the extent to which it is doing business with the Company.
(d)Employee Non-Solicit. To protect the Company’s Confidential Subject Matter (including trade secrets) and key business relationships, Executive agrees that during the Restricted Period, Executive will not (directly or by assisting or directing others): (a) solicit, or attempt to solicit, any Restricted Employee to leave the employment of the Company; or, (b) on behalf of a Competing Business (whether directly or through a staffing agency), recruit or facilitate the hiring, or attempt to recruit or facilitate the hiring, of any Restricted Employee.
(e)Acknowledgment. Nothing herein is intended or to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Company’s employees. This Agreement is also not intended to prohibit (i) employment with a non-competitive independently operated subsidiary, division, or unit of a family of companies that include a Competing Business, so long as the employing independently operated business unit is truly independent and Executive’s services to it do not otherwise violate this Agreement; (ii) a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company; or (iii) Executive’s management of his personal and family investments, provided that such activities to not interfere with Executive’s performance of his duties to the Company in any material respect. This provision further does not preclude conduct protected by Section 7 of the NLRA such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid and protection. The restrictions contained in Sections 14(c) and 14(d) above are understood to be reasonably limited by geography to those locations, and counties, where the Customer and Restricted Employee are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Restricted Area.
(f)Limitations. If Executive does not earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers, $112,500 (or the earnings threshold in effect as adjusted annually after August 10, 2022, by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment), then the non-compete restrictions in Section 14(b) shall not apply after Executive’s employment with the Company ends. If Executive does not earn an amount of annualized cash compensation equivalent to or greater than sixty percent of the threshold amount for highly compensated workers (or the earnings threshold in effect as adjusted annually after August 10, 2022, by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment), then the customer non-solicit in Section 14(c) shall not apply after Executive’s employment with the Company ends.

(g)Notice. Executive acknowledges that Executive received notice of the covenants not to compete in this Agreement and their terms in a separate document before Executive accepted Executive’s offer of employment, or, if a current employee at the time Executive enters into this Agreement, at least 14 days before the earlier of the effective date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of Executive’s employment that provides consideration for the covenants not to compete.
15.Miscellaneous.
(a)Binding-Effect/ Assignability. This Agreement is not assignable by Executive and will be binding upon Executive’s heirs, executors, administrators and other legal representatives. This Agreement shall automatically inure to the benefit of the Company and any parent, subsidiaries or affiliates to which Executive provides services or about which Executive acquires Confidential Subject Matter, and their successor(s) and assigns, and may be enforced by any one or more of same who have a legitimate business interest that would be protected by enforcement of this Agreement. Executive consents to the assignment of this Agreement by the Company at its discretion, including, without limitation, as part of a sale, merger, or other transaction including without limitation an asset sale or assignment, stock sale, merger, consolidation or other corporate reorganization.
(b)Severability. Should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed and modified to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.
(c)Waiver. Any delay or omission on the part of Company to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right; and that a waiver of any right of the Company hereunder on one occasion will not be construed as a bar to or waiver of any right on any future occasion.
(d)Controlling Law. This Agreement will be interpreted under and enforced in accordance with the laws of the State of Colorado.
(e)Modification. This Agreement may only be modified by the mutual written agreement of Executive and Company.
(f)Notices. Any notice or communication required or permitted to be given by this Agreement shall be deemed given and effective when delivered personally, or when sent by registered or certified mail, postage prepaid, addressed as follows (such addresses for giving of notice may be changed by notice similarly given):
(i) If to the Company:
Advanced Emissions Solutions, Inc.
Attention: Human Resources
8051 E. Maplewood, Suite 210
Greenwood Village, CO 80111
(ii) If to Executive:
Robert E. Rasmus

(g)Notice to Employer(s). Executive will provide any prospective employer Executive is considering an offer from with notice of this Agreement at least ten days before accepting such offer. The Company may elect to provide another party notice of this Agreement and an opinion about its applicability.

(h)Arbitration. Any difference, claims or matters in dispute arising between Executive and the Company out of this Agreement or connected with Executive’s employment shall be submitted by Executive and the Company to binding arbitration by a single arbitrator selected by the mutual agreement of the parties from members of the Judicial Arbiter Group of Denver, Colorado, or its successor. The arbitration shall be governed by the rules and regulations of the Judicial Arbiter Group or its successor and the pertinent provisions of the laws of the State of Colorado relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court in the State of Colorado or elsewhere. The prevailing party shall be entitled to receive reasonable attorneys· fees incurred in connection with such arbitration in addition to such other costs and expenses as the arbitrator may award.
(i)At-Will Employment. Employment with the Company is at will, meaning that both the Company and the Executive have the right to terminate the work relationship at any time, without advance notice, and for any reason.
(j)Entire Agreement. This Agreement together with the exhibits hereto constitute the entire agreement between the parties and their affiliates with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements or understandings relating to said subject matter, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.
(k)Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A to the extent necessary to comply with Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
16.Effective Date. The effective date of this Agreement shall be the date signed by Executive below unless this Agreement is entered into as a condition of initial employment or promotion in which case the effective date is the first day of Executive’s employment in such new position (whether reduced to writing on that date or not); provided; however, the effective date will be no earlier than 14 days following Executive’s initial receipt of this Agreement.

17.Clawback. Notwithstanding any other provisions in this Agreement, any Incentive-Based Compensation, as such term is defined in the Clawback Policy (as defined below) that is paid to Executive or that Executive may receive from the Company shall be subject to recovery or clawback by the Company under any reasonable, market-consistent clawback policy adopted by the Company from time to time (the “Clawback Policy”), provided such Clawback Policy is applicable to all executive officers of the Company, and provided further that, unless otherwise agreed to between the Executive and the Company or required by applicable law or stock exchange listing standards, such Clawback Policy shall not be applicable to Executive except to the extent a recovery or clawback of Incentive-Based Compensation is required under the Clawback Policy because the Company is required under GAAP, applicable securities laws, or applicable stock exchange listing standards to restate its financial statements with respect to fiscal periods ending after the Start Date due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the then current period or left uncorrected in the current period). Executive expressly acknowledges and agrees that in connection with the enforcement of such clawback policy, the Company shall have the right to reduce, cancel, or withhold against outstanding, unvested, vested, or future cash, equity or equity-based compensation owed or due to Executive and Executive agrees to repay to the Company any incentive compensation previously paid to Executive that is subject to such policy, in each case, to the maximum extent permitted under applicable law. No recovery of compensation under a clawback policy will be an event giving rise to a right to resign for Good Reason or “constructive termination” (or similar term) under any agreement with the Company.
18.PROTECTED CONDUCT NOTICE. Nothing in this Agreement prohibits Executive from (a) opposing an event or conduct that Executive reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation or other unlawful employment practices, (b) disclosing sexual assault or sexual harassment; or (c) reporting such an event or conduct to their attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, the state division of civil rights, or a local commission on civil rights), or (d) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct.
19.DTSA NOTICE. The DTSA provides that no individual will be held criminally or civilly liable under federal or state trade-secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except as permitted by court order.
20.Legal Fees. Promptly following receipt of copies of invoices therefor, the Company shall pay or reimburse Executive for up to $20,000 in legal fees and expenses that Executive incurs in connection with Executive’s hiring by the Company, including the negotiation and preparation of this Agreement and other agreements contemplated hereby or relating hereto.

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ADVANCED EMISSIONS SOLUTIONS, INC.		EXECUTIVE

By:	/s/ L. Spencer Wells	/s/ Robert E. Rasmus
Its:	Chairman of the Board of Directors	Robert E. Rasmus

Exhibit A
Inducement Equity Schedule
In compliance with applicable law (including relevant securities regulations), as a material inducement for Executive to enter into this Agreement, Executive shall be provided with the following as soon as practicable following the Start Date:
1.Executive shall be granted an option (the “Option”) to acquire one million (1,000,000) shares of the Company’s common stock at an exercise price of three dollars ($3.00) per share (or, if greater, the fair market value per share on the date of grant), on the following terms and conditions:
(a)Subject to Executive’s continued employment through the applicable vesting date, the Option shall become vested and exercisable for:
(i) 333,333 shares on the first (1st) anniversary of the Start Date;
(ii) 333,333 shares on the second (2nd) anniversary of the Start Date; and
(iii) the final 333,334 shares subject to the Option as of the third (3rd) anniversary of the Start Date.
Notwithstanding the foregoing, any unvested portion of the Option shall automatically accelerate and become 100% vested and immediately exercisable upon (i) the Company’s termination of Executive’s employment without Cause or his resignation for Good Reason, or (ii) the occurrence of a Change in Control (as defined in the advanced Emissions Solutions, Inc. 2022 Omnibus Incentive Plan). Upon any other termination of employment prior to the occurrence of a Change in Control, any unvested portion of the Option shall be forfeited immediately.
(b)The Option shall expire in all events on the tenth (10th) anniversary of the Start Date, but any vested portion of the Option shall expire on an accelerated basis 90 days following Executive’s termination of employment with the Company; provided, however, that in the event of Executive’s termination by the Company without Cause, resignation for Good Reason, or as a result of Executive’s death or Disability, any vested portion of the Option shall instead expire one year following Executive’s termination of employment with the Company. Notwithstanding the foregoing, in the event Executive is terminated by the Company for Cause, the Option (whether then vested or unvested) shall expire on the date of such termination of employment.
2.On the Start Date, Executive shall purchase 950,000 shares of common stock of the Company for a purchase price equal to $1,800,000.
3.Executive shall be granted an award of 400,000 restricted stock units (“RSUs”), with each restricted stock unit representing the right to receive one share of the Company’s common stock upon satisfaction of the following vesting conditions on or prior to the third anniversary of the Start Date, in each case, subject to Executive’s continued employment through such vesting date:
(a)250,000 RSUs will vest when the volume weighted average price (“VWAP”) of the Company’s common stock over any 30-day period equals $10.00 per share; and
(b)150,000 RSUs will vest when the VWAP of the Company’s common stock over any 30-day period equals $15.00 per share.
4.Notwithstanding anything set forth above in this Exhibit A, the grant of the Option and the RSUs and the issuance of the shares, may be modified to the extent necessary to comply with securities laws and regulations, stock exchange requirements, or as otherwise mutually agreed upon by the Company and Executive. The intent of any such modification is to comply with applicable law and regulations, while making the least possible modification to the underlying economics of the arrangements described.

Exhibit B
Inventions and Confidential Information Disclosures by Executive
N/A

Exhibit C
Form of Release

[Subject to change for changes in applicable law.]

This Release (this “Release”) is by and among Advanced Emissions Solutions, Inc., a Delaware limited liability company (the “Company”), and Robert E. Rasmus (“Employee”), and is effective as of the Effective Date (as defined in Section 10 below). The Company and Employee are referred to as the “Parties.”
WHEREAS, the Company and Employee entered into an Employment Agreement as of _________________ (the “Employment Agreement”) (capitalized terms used in this Release and not otherwise defined shall have the meanings ascribed thereto in the Employment Agreement), and this Release is entered into by and between Employee and the Company pursuant to the Employment Agreement;
WHEREAS, because of Employee’s employment as an employee of the Company, Employee has obtained intimate and unique knowledge of all aspects of the Company’s business operations, current and future plans, financial plans and other confidential and proprietary information;
WHEREAS, Employee’s employment with the Company and all other positions, if any, held by Employee in the Company or any of its subsidiaries or Affiliates, including officer positions, terminated effective as of [date] (the “Separation Date”); and
WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Employment Agreement (except for the post-termination obligations contained in the Employment Agreement), Employee’s job performance and activities while employed by the Company and Employee’s hiring, employment and separation from the Company, and all disputes over benefits and compensation connected with such employment;
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Termination of Employee’s Employment. Employee’s employment with the Company terminated on the Separation Date.
2.General Release and Waiver. In consideration of the severance payments and other consideration provided for in the Employment Agreement, Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Employee’s employment with the Company or its Affiliates or the termination of that employment or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Genetic Information Nondiscrimination Act, the Colorado Anti-Discrimination Act (CADA), the Colorado Minimum Wage Order, the Colorado Labor Relations Act, the Colorado Labor Peace Act, or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability claims under any such laws, claims for wrongful discharge, claims arising under state law, contract claims including breach of express or implied contract, alleged tortious conduct, claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), or other governmental agency, in connection with any claim Employee believes Employee may have against the Company or its Affiliates. However, by executing this Release, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any other governmental agency or in any proceeding brought by the EEOC or other governmental agency on Employee’s behalf. This Release shall not apply to any of the Company’s obligations under this Release or post-termination obligations under the Employment Agreement, nor shall it apply to any of the Company’s obligations under its charter documents, rights under the Colorado Employment Security Act (CESA) or any claim for violation of the Colorado Wage Act.
3.Return of Company Property. As soon as possible, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in Employee’s possession which belongs to the Company or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of Confidential Information in Employee’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Employee’s possession that contain Confidential Information. By signing this Release, Employee represents and warrants that Employee has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will promptly notify the Company and return/deliver such items to the Company.
4.Protected Rights. The Company and Employee acknowledge and agreement that nothing contained in this Release limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”). The Company and Employee further acknowledge and agree that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.
5.Not An Admission of Wrongdoing. This Release shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.
6.Voluntary Execution of the Release. Employee and the Company represent and agree that they have had an opportunity to review all aspects of this Release, and that they fully understand all the provisions of this Release and are voluntarily entering into this Release. Employee further represents that Employee has not transferred or assigned to any person or entity any claim involving the Company or any portion thereof or interest therein.
7.Binding Effect. This Release shall be binding upon the Company and upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns and the Company’s representatives, successors and assigns. In the event of Employee’s death, this Release shall be binding on, and operate in favor of, Employee’s estate and all payments, obligations and consideration will continue to be performed in favor of Employee’s estate.
8.Severability. Should any provision of this Release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Release shall not be affected and such provisions shall remain in full force and effect.
9.Entire Agreement. Except for the post-termination obligations contained in the Employment Agreement and the terms of the limited liability company agreement of the Company and any grant of equity incentive awards thereunder, this Release sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Employee’s employment with the Company, the subject matter of this Release or any other term or condition of the employment relationship between the Company and Employee. Employee represents and acknowledges that in executing this Release, Employee does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Release or the

Employment Agreement. Employee and the Company agree that they have each used their own judgment in entering into this Release.
10.Consideration and Revocation Periods. Employee, by Employee’s free and voluntary act of signing below, (a) acknowledges that Employee has been given a period of 21 days to consider whether to agree to the terms contained herein, (b) acknowledges that Employee has been, and is hereby, advised to consult with an attorney prior to executing this Release, (c) acknowledges that Employee understands that this Release specifically releases and waives all rights and claims Employee may have under the ADEA, prior to the date on which Employee signs this Release, and (d) agrees to all of the terms of this Release and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Release and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Release. Rather, the terms of this Release shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the preparation of this Release.
This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective Date”). During the seven-day period prior to the Effective Date, Employee may revoke Employee’s agreement to accept the terms hereof by giving notice to the Company of Employee’s intention to revoke. If Employee exercises Employee’s right to revoke hereunder, Employee shall not be entitled, except as required by applicable wage payment laws, Severance Pay until Employee executes and does not revoke a comparable release of claims, and to the extent such payments or benefits have already been made, Employee agrees that Employee will immediately reimburse the Company for the amounts of such payments and benefits to which Employee is not entitled.
11.Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth at the foot of this Release. Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.
12.Governing Law; Venue; Arbitration. This section of the Release shall be governed by Sections 15(d) and 15(h) of the Employment Agreement.
13.Counterparts. This Release may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. A signature page to this Release that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Release, including a document sent by facsimile transmission or by email in portable document format (.pdf), shall have the same effect as if such party had executed and delivered an original of this Release. Minor variations in the form of the signature page, including footers from earlier versions of this Release shall be disregarded in determining a Party’s intent or the effectiveness of such signature.
14.No Assignment of Claims. Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.
15.No Waiver. This Release may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Release shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.
[Remainder of page intentionally left blank. Signature page follows.]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, the parties have executed this Release as of the date and year first above written.

EMPLOYEE

Robert E. Rasmus

Address:
Email:
Date: _____________________________________

ADVANCED EMISSIONS SOLUTIONS, INC.

By: ______________________________________
Name:_____________________________________
Its: _______________________________________

Address: 8051 E. Maplewood
Suite 210
Greenwood Village, CO 80111
Attention: Human Resources